JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(l) under the Securities Exchange Act of 1934, as amended, each of the undersigned hereby agrees to the joint filing, along with all other such undersigned, on behalf of them of a statement on Schedule 13D (including amendments thereto) with respect to the common stock, no par value of Cascade Bancorp, and that this agreement be included as an Exhibit to such joint filing, provided that, as contemplated by Section 13d-1(k)(1)(ii), no person shall be responsible for the completeness or accuracy of the information concerning the other persons making the filing, unless such person knows or has reason to believe that such information is inaccurate.  This Joint Filing Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.

IN WITNESS WHEREOF, each of the undersigned has executed this Joint Filing Agreement as of this 1st day of July, 2010.

DAVID F. BOLGER

/s/ David F. Bolger
David F. Bolger

TWO-FORTY ASSOCIATES LLC , a New Jersey Limited Liability Company

By:	/s/ James T. Bolger
James T. Bolger, its managing member

JAMES T. BOLGER

/s/ James T. Bolger
James T. Bolger